Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related proxy statement/prospectus of Donegal Group Inc. for the registration of 600,000 shares of its Class A common stock and to the inclusion therein of our report dated March 30, 2010, with respect to the consolidated financial statements of Union National Financial Corporation for the year ended December 31, 2009 which appears in this proxy statement/prospectus.

/s/  ParenteBeard LLC

Lancaster, Pennsylvania
June 24, 2010